Filed Pursuant to Rule 433
Registration No. 333-158385
 September 1, 2010
FREE WRITING PROSPECTUS
 (To Prospectus dated April 2, 2009,
Prospectus Supplement dated April 9, 2009,
Product Supplement dated April 9, 2009, and
Underlying Supplement No. 1 dated January 8, 2010)

HSBC USA Inc.
Best-Of Performance Notes
Linked to the SPX

„	2-year maturity

„	Participation in any positive return in the Reference Asset

„	A contingent minimum return of between 8% and 13% (to be determined on the Pricing Date) if a Trigger Event has not occurred

„	Principal protection if a Trigger Event has not occurred

The Best-Of Performance Notes (each a “Note” and collectively the “Notes") offered hereunder are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction and include investment risks including possible loss of the principal amount invested due to the credit risk of HSBC USA Inc.

The Notes will not be listed on any U.S. securities exchange or automated quotation system.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying underlying supplement, product supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.  We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the securities.  HSBC Securities (USA) Inc. will purchase the securities from us for distribution to other registered broker dealers or will offer the securities directly to investors.  HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any securities after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-8 of this free writing prospectus.

Investment in the securities involves certain risks. You should refer to “Risk Factors” beginning on page FWP-4 of this document, page PS-4 of the accompanying product supplement, page S-3 of the accompanying prospectus supplement, and page US1-1 of the accompanying underlying supplement no. 1.

	Price to Public	Fees and Commissions[1]	Proceeds to Issuer
Per Note	$1,000
Total
1HSBC USA Inc. or one of our affiliates may pay varying discounts and commissions of between 1.50% and 2.00% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-8 of this free writing prospectus.

HSBC USA Inc.

2-Year Best of Performance Notes Linked to the SPX

Indicative Terms*

Principal Amount:	$1,000 per Note
Term:	2 years
Reference Asset:	The S&P 500® Index (Ticker: SPX)
Contingent Minimum Return:	The Contingent Minimum Return will be between 8% and 13%, which will be determined on the Pricing Date.
Trigger Event:	A Trigger Event occurs if, at any time during the Observation Period, the Official Closing Level (as defined below) is less than the Barrier Level.
Barrier Level:	The Barrier Level will be a level equal to 75% of the Initial Level.
Payment at Maturity per Note:
If a Trigger Event has occurred, your Payment at Maturity per $1,000 Principal Amount of Notes will be calculated as follows:

$1,000 plus the product of (a) $1,000 multiplied by (b) the Reference Return.
If a Trigger Event has occurred and the Reference Return is less than zero, you will lose 1% of the Principal Amount for each percentage point that the Reference Return is below zero.  For example, if the Reference Return is -30%, you will suffer a 30% loss and receive 70% of the Principal Amount.

If a Trigger Event has not occurred, your Payment at Maturity per $1,000 Principal Amount of Notes will equal $1,000 plus the product of (a) $1,000 multiplied by (b) the greater of (i) the Reference Return and (ii) the Contingent Minimum Return.

Reference Return:	Final Level – Initial Level Initial Level
Initial Level:	See page FWP-2
Final Level:	See page FWP-2
Trade Date:	September 30, 2010
Pricing Date:	September 30, 2010
Original Issue Date:	October 5, 2010
Maturity Date:	October 4, 2012
Observation Period:	The period beginning on and including the Pricing Date and ending on and including the Final Valuation Date.
* As more fully described beginning on page FWP-1.

The Notes

For investors who believe the Reference Asset will appreciate over the term of the Notes or will not close lower than the Barrier Level on any day during the term of the Notes, the Notes provide an opportunity for a Contingent Minimum Return with 1:1 exposure to any potential decline in the Reference Asset if a Trigger Event occurs.

If a Trigger Event does not occur during the term of the Notes, you will participate in any appreciation in the Reference Asset and receive at maturity at least the Contingent Minimum Return. Should a Trigger Event occur during the term of the Notes, you will gain or lose 1% of your investment for every 1% of appreciation or decline in the Reference Asset and not benefit from the Contingent Minimum Return.

The offering period for the Notes is through September 30, 2010

HSBC USA Inc. Best-Of Performance Notes Linked to the SPX

All references to “Enhanced Market Participation Notes” in the accompanying product supplement shall refer to these 2 Year Best-Of Performance Notes. The Notes offered hereby will have the terms described in this free writing prospectus and the accompanying underlying supplement, product supplement, prospectus supplement and prospectus. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying underlying supplement, product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.  You should be willing to forgo interest and dividend payments during the term of the Notes and, if a Trigger Event occurs and the Reference Return is negative, you may lose up to 100% of your initial investment.

This free writing prospectus relates to an offering of Notes. The purchaser of a Note will acquire a senior unsecured debt security linked to the S&P 500® Index as described below. Although the offering relates to the S&P 500® Index, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the S&P 500® Index or any component security included in the S&P 500® Index or as to the suitability of an investment in the related Notes. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note.
Issuer Rating:	AA- (S&P), A1 (Moody’s), AA (Fitch)†
Reference Asset:	The S&P 500® Index (Ticker: SPX)
Contingent Minimum Return:	The Contingent Minimum Return will be between 8% and 13%, which will be determined on the Pricing Date.
Trigger Event:	A Trigger Event occurs if, at any time during the Observation Period, the Official Closing Level (as defined below) is less than the Barrier Level.
Barrier Level:	The Barrier Level will be a level equal to 75% of the Initial Level.
Trade Date:	September 30, 2010
Pricing Date:	September 30, 2010
Original Issue Date:	October 5, 2010
Final Valuation Date:	October 1, 2012. The Final Valuation Date is subject to adjustment as described under “Additional Terms of the Notes” in the accompanying underlying supplement.
Maturity Date:
3 business days after the Final Valuation Date, which is expected to be October 4, 2012.  The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes” in the accompanying underlying supplement.

Observation Period:	The period beginning on and including the Pricing Date and ending on and including the Final Valuation Date.
Payment at Maturity:	On the Maturity Date, for each $1,000 Principal Amount of Notes, we will pay you the Final Settlement Value.
Final Settlement Value:
If a Trigger Event has occurred, your return will (i) reflect the full positive performance of the Reference Asset if the Reference Return is positive or (ii) reflect loss of 1% of the Principal Amount of your investment for each percentage point that the Reference Return is below zero. Under either of these circumstances, your Payment at Maturity per $1,000 Principal Amount of Notes will be calculated as follows:

$1,000 plus the product of (a) $1,000 multiplied by (b) the Reference Return.

If a Trigger Event has occurred and the Reference Return is less than zero, you will lose 1% of the Principal Amount for each percentage point that the Reference Return is below zero.  For example, if the Reference Return is -30%, you will suffer a 30% loss and receive 70% of the Principal Amount. If a Trigger Event has occurred and the Reference Return is less than zero, you will lose some or all of your investment. This means that if the Reference Return is -100%, you will lose 100% of your investment.

If a Trigger Event has not occurred, you will receive a cash payment on the Maturity Date that will reflect the performance of the Reference Asset, subject to the Contingent Minimum Return. Under these circumstances, your Payment at Maturity per $1,000 Principal Amount of Notes will

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equal $1,000 plus the product of (a) $1,000 multiplied by (b) the greater of (i) the Reference Return and (ii) the Contingent Minimum Return.
Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Level –Initial Level Initial Level
Initial Level:	The Official Closing Level on the Pricing Date.
Final Level:	The Official Closing Level on the Final Valuation Date.
Official Closing Level:
The closing level of the S&P 500® Index on any scheduled trading day as determined by the calculation agent based upon the value displayed on Bloomberg Professional® service page “SPX <INDEX>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

CUSIP/ISIN:	4042K05R2 /
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
† A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The securities themselves have not been independently rated. Each rating should be evaluated independently of any other rating.

GENERAL

This free writing prospectus relates to a single Note offering linked to the Reference Asset identified on the cover page.  The purchaser of a Note will acquire a security linked to a single Reference Asset.   We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part.  Although the offering of Notes relates to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009, the product supplement dated April 9, 2009, and the underlying supplement no. 1 dated January 8, 2010.  All references to “Enhanced Market Participation Notes” in the accompanying product supplement shall refer to these 2 Year Best-Of Performance Notes. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying underlying supplement, product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.  You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-4 of this free writing prospectus, page US1-1 of underlying supplement no. 1, page PS-4 of the product supplement and page S-3 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.  As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement, a product supplement and underlying supplement no. 1) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus, prospectus supplement, product supplement and underlying supplement no. 1 in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and underlying supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain :

}	the underlying supplement no. 1 at http://www.sec.gov/Archives/edgar/data/83246/000114420410001030/v170879_424b2.htm

}	the product supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019791/v145840_424b2.htm

}	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

}	the prospectus at http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes.  You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance.  In the event of any material changes to the terms of the Notes, we will notify you.

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PAYMENT AT MATURITY

On the Maturity Date, for each $1,000 Principal Amount of Notes, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

}
If a Trigger Event has occurred, your return will (i) reflect the full positive performance of the Reference Asset if the Reference Return is positive or (ii) reflect loss of 1% of the original Principal Amount for each percentage point that the Reference Return is below zero. Under either of these circumstances, your Payment at Maturity per $1,000 Principal Amount of Notes will be calculated as follows:

$1,000 plus the product of (a) $1,000 multiplied by (b) the Reference Return.

If a Trigger Event has occurred and the Reference Return is less than zero, you will lose 1% of the original Principal Amount for each percentage point that the Reference Return is below zero.  For example, if the Reference Return is -30%, you will suffer a 30% loss and receive 70% of the original Principal Amount. If a Trigger Event has occurred and the Reference Return is less than zero, you will lose some or all of your investment. This means that if the Reference Return is -100%, you will lose 100% of investment.

}
If a Trigger Event has not occurred, you will receive a cash payment on the Maturity Date that will reflect the performance of the Reference Asset, subject to the Contingent Minimum Return. Under these circumstances, your Payment at Maturity per $1,000 Principal Amount of Notes will equal $1,000 plus the product of (a) $1,000 multiplied by (b) the greater of (i) the Reference Return and (ii) the Contingent Minimum Return.

Trigger Event

A Trigger Event occurs if, at any time during the Observation Period, the Official Closing Level is less than the Barrier Level.

Interest

The Notes will not pay periodic interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Trustee

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, the Notes will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying Agent

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, HSBC Bank USA, N.A. will act as paying agent with respect to the Notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

}
You believe the closing level of the Reference Asset will (i) increase or (ii) decrease only moderately—meaning that you believe the Official Closing Level of the Reference Asset will not decline below the Barrier Level at any time during the Observation Period.

}
You are willing to make an investment that is exposed to downside performance of the Reference Asset on a 1-to-1 basis for each percentage point that the Reference Return is below zero in the event that a Trigger Event occurs.

}	You are willing to forgo dividends or other distributions paid to holders of stocks comprising the Reference Asset.

}	You do not seek current income from this investment.

}	You do not seek an investment for which there is an active secondary market.

}	You are willing to hold the Notes to maturity.

}	You are comfortable with the creditworthiness of HSBC, as issuer of the Notes.

The Notes may not be suitable for you if:

}	You believe the Official Closing Level of the Reference Asset will decline below the Barrier Level at any time during the Observation Period.

}
You are unwilling to make an investment that is exposed to downside performance of the Reference Asset on a 1-to-1 basis for each percentage point that the Reference Return is below zero in the event that a Trigger Event occurs.

}	You seek an investment that is 100% principal protected.

}	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}	You prefer to receive the dividends or other distributions paid on any stocks included in the Reference Asset.

}	You seek current income from this investment.

}	You seek an investment for which there will be an active secondary market.

}	You are unable or unwilling to hold the Notes to maturity.

}	You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the Notes.

RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement, on page PS-4 of the accompanying product supplement and on page US1-1 of the accompanying underlying supplement.  Investing in the Notes is not equivalent to investing directly in any of the stocks comprising the Reference Asset.  You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying underlying supplement, prospectus, prospectus supplement and product supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement, including the explanation of risks relating to the Notes described in the following sections:

}	“ — Risks Relating to All Note Issuances”; and

}	“ — Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset”.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes are not fully principal protected and the Contingent Minimum Return may terminate at any time during the Observation Period.

If the Official Closing Level at any time during the Observation Period declines below the Barrier Level, you will not be entitled to receive the Contingent Minimum Return on the Notes and your return will be solely based on the performance of the Reference Asset. Under these circumstances you will at maturity be fully exposed to any downside performance of the Reference Asset and you will lose 1% of the Principal Amount of your investment for each percentage point that the Reference Return is below zero. You will be subject to this potential loss of principal even if the level of Reference Asset subsequently increases such that the Official Closing Level is greater than the Barrier Level. As a result of a Trigger Event occurring, you may lose up to 100% of your initial investment.  Your return on the Notes may not reflect the return you would receive on a conventional fixed or floating rate debt instrument with a comparable term to maturity issued by HSBC or any other issuer with a similar credit rating.

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The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC except such obligations as may be preferred by operation of law. Any payment to be made on the Notes depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes will not bear interest.

As a holder of the Notes, you will not receive periodic interest payments.

Changes that affect the Reference Asset will affect the market value of the Notes and the amount you will receive at maturity.

The policies of the reference sponsor concerning additions, deletions and substitutions of the constituents comprising the Reference Asset and the manner in which the reference sponsor takes account of certain changes affecting those constituents included in the Reference Asset may affect the level of the Reference Asset.  The policies of the reference sponsor with respect to the calculation of the Reference Asset could also affect the level of the Reference Asset.  The reference sponsor may discontinue or suspend calculation or dissemination of the Reference Asset.  Any such actions could affect the value of the Notes.

The Notes are not insured by any governmental agency of The United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

Uncertain tax treatment.

For a discussion of certain of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” below, the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Reference Asset relative to its Initial Level.  We cannot predict the Official Closing Level of the Reference Asset at any time during the Observation Period or on the Final Valuation Date.  The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Level used in the illustrations below is not the actual Initial Level of the Reference Asset.  You should not take the table or these examples as an indication or assurance of the expected performance of the Reference Asset or the return on the Notes. With respect to the Notes, the Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table and examples below have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity (including, where relevant, the payment in respect of the Reference Return) on a $1,000 investment in Notes for a hypothetical range of performance for the Reference Return from -100% to +100%. The following results are based solely on the assumptions outlined below.  You should consider carefully whether the Notes are suitable to your investment goals. The potential returns described here assume that your Notes are held to maturity.

The following table and examples assume the following:

}	Principal Amount:	$1,000

}	Hypothetical Initial Level*:	1,000.00

}	Hypothetical Barrier Level*:	750.00, equal to 75% of the Hypothetical Initial Level

}	Hypothetical Contingent Minimum Return*:	8.00%

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* The actual Initial Level, Barrier Level and Contingent Minimum Return will be determined on the Pricing Date.

Hypothetical Final Level	Hypothetical Reference Return	Hypothetical Total Return
		Trigger Event Has Not Occurred(1)	Trigger Event Has Occurred(2)
2,000.00	100.00%	100.00%	100.00%
1,800.00	80.00%	80.00%	80.00%
1,700.00	70.00%	70.00%	70.00%
1,600.00	60.00%	60.00%	60.00%
1,500.00	50.00%	50.00%	50.00%
1,400.00	40.00%	40.00%	40.00%
1,300.00	30.00%	30.00%	30.00%
1,200.00	20.00%	20.00%	20.00%
1,150.00	15.00%	15.00%	15.00%
1,100.00	10.00%	10.00%	10.00%
1,080.00	8.00%	8.00%	8.00%
1,050.00	5.00%	8.00%	5.00%
1,010.00	1.00%	8.00%	1.00%
1,000.00	0.00%	8.00%	0.00%
950.00	-5.00%	8.00%	-5.00%
900.00	-10.00%	8.00%	-10.00%
850.00	-15.00%	8.00%	-15.00%
800.00	-20.00%	8.00%	-20.00%
750.00	-25.00%	8.00%	-25.00%
700.00	-30.00%	N/A	-30.00%
600.00	-40.00%	N/A	-40.00%
500.00	-50.00%	N/A	-50.00%
400.00	-60.00%	N/A	-60.00%
300.00	-70.00%	N/A	-70.00%
200.00	-80.00%	N/A	-80.00%
100.00	-90.00%	N/A	-90.00%
0.00	-100.00%	N/A	-100.00%

(1)The Official Closing Level has not declined below the hypothetical Barrier Level (75% of the hypothetical Initial Level) at any time during the Observation Period. The actual Barrier Level will be determined on the Pricing Date.

(2)The Official Closing Level has declined below the hypothetical Barrier Level at any time during the Observation Period.

EXAMPLE 1:  A Trigger Event has not Occurred, and the Level of the Reference Asset Increases From the Initial Level of 1,000 to a Final Level of 1,050.

Reference Asset
Initial Level	1,000
Final Level	1,050
Reference Return	5.00%
Final Settlement Value:	$1,080.00

Here, the Reference Return is 5.00%.

Because a Trigger Event has not occurred, the Final Settlement Value equals the Principal Amount of the Note plus the product of (a) the Principal Amount multiplied by (b) the greater of (1) the Reference Return and (2) the Contingent Minimum Return. Accordingly, at maturity, for each $1,000 Principal Amount of Notes, the Final Settlement Value in this example would equal $1,000 plus (a) $1,000 multiplied by (b) 8.00%.  Therefore, the Notes would pay $1,080.00 at maturity for each $1,000 Principal Amount of Notes.

Example 1 shows that you are assured the return of your principal investment plus no less than the Contingent Minimum Return when a Trigger Event has not occurred.

EXAMPLE 2:  A Trigger Event has not Occurred, and the Level of the Reference Asset Decreases From the Initial Level of 1,000 to a Final Level of 850.

Reference Asset
Initial Level	1,000
Final Level	850
Reference Return	-15.00%
Final Settlement Value:	$1,080.00

Here, the Reference Return is -15.00%.

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Because a Trigger Event has not occurred, the Final Settlement Value equals the Principal Amount of the Note plus the product of (a) the Principal Amount multiplied by (b) the greater of (1) the Reference Return and (2) the Contingent Minimum Return.  Accordingly, at maturity, for each $1,000 Principal Amount of Notes, the Final Settlement Value in this example would equal $1,000 plus (a) $1,000 multiplied by (b) 8.00%.  Therefore, the Notes would pay $1,080.00 at maturity for each $1,000 Principal Amount of Notes.

Example 2 illustrates how you are protected by the Contingent Minimum Return in the event that the Reference Return is negative but no Trigger Event has occurred.

EXAMPLE 3:  A Trigger Event has not Occurred, and the Level of the Reference Asset Increases From the Initial Level of 1,000 to a Final Level of 1,300.

Reference Asset
Initial Level	1,000
Final Level	1,300
Reference Return	30.00%
Final Settlement Value:	$1,300.00

Here, the Reference Return is 30.00%.

Because a Trigger Event has not occurred, the Final Settlement Value equals the Principal Amount of the Note plus the product of (a) the Principal Amount multiplied by (b) the greater of (1) the Reference Return and (2) the Contingent Minimum Return.  Accordingly, at maturity, for each $1,000 Principal Amount of Notes, the Final Settlement Value in this example would equal $1,000 plus (a) $1,000 multiplied by (b) 30.00%.  Therefore, the Notes would pay $1,300.00 at maturity for each $1,000 Principal Amount of Notes.

Example 3 shows that where the Reference Return is greater than the Contingent Minimum Return, you will participate in the full positive performance of the Reference Asset and receive a return at maturity greater than the Contingent Minimum Return.

EXAMPLE 4:  A Trigger Event has Occurred, and the Level of the Reference Asset Increases from the Initial Level of 1,000 to a Final Level of 1,100.

Reference Asset
Initial Level	1,000
Ending level	1,050
Reference Return	5.00%
Final Settlement Value:	$1,050.00

Here, the Reference Return is 5.00%.

Because a Trigger Event has occurred, you will not be entitled to receive the Contingent Minimum Return on the Notes. Because the Reference Return is greater than 0%, you will receive an amount equal to $1,000 plus the product of (a) $1,000 multiplied by (b) the Reference Return, for each $1,000 Principal Amount of Notes.  Accordingly, at maturity, the Final Settlement Value would be equal to $1,050.00 for each $1,000 Principal Amount of Notes, and you would receive a return of 5.00% of your Principal Amount.

Example 4 shows that if a Trigger Event occurs and the Reference Return is positive, you will receive a positive return on your Notes but will not have the benefit of the Contingent Minimum Return.

EXAMPLE 5:  A Trigger Event has Occurred, and the Level of the Reference Asset Decreases from the Initial Level of 1,000 to a Final Level of 900.

Reference Asset
Initial Level	1,000
Ending level	900
Reference Return	-10.00%
Final Settlement Value:	$900.00

Here, the Reference Return is -10.00%.

Because a Trigger Event has occurred, you will not be entitled to receive the Contingent Minimum Return on the Notes.  Because the Reference Return is less than zero, you will lose 1% of your Principal Amount for each percentage point that the Reference Return is below zero.  Accordingly, at maturity, the Final Settlement Value would be equal to $900.00 for each $1,000 Principal Amount of Notes, and you would suffer a loss of 10.00% of your Principal Amount.

Example 5 shows that you may lose some or all of your initial investment if a Trigger Event occurs and the Reference Return is less than zero, even if the Final Level is greater than the Barrier Level.  If the Reference Return is -100%, you will lose 100% of your investment.

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EXAMPLE 6:  A Trigger Event has Occurred, and the Level of the Reference Asset Decreases from the Initial Level of 1,000 to a Final Level of 500.

Reference Asset
Initial Level	1,000
Ending level	500
Reference Return	-50.00%
Final Settlement Value:	$500.00

Here, the Reference Return is -50.00%.

Because a Trigger Event has occurred, you will not be entitled to receive the Contingent Minimum Return on the Notes.  Because the Reference Return is less than zero, you will lose 1% of your Principal Amount for each percentage point that the Reference Return is below zero.  Accordingly, at maturity, the Final Settlement Value would be equal to $500.00 for each $1,000 Principal Amount of Notes, and you would suffer a loss of 50.00% of your Principal Amount.

Example 6 shows that you may lose some or all of your initial investment if a Trigger Event occurs and the Reference Return is less than zero.  If the Reference Return is -100%, you will lose 100% of your investment.

INFORMATION RELATING TO THE SECURITIES LINKED TO THE S&P 500® INDEX

Description of the SPX

HSBC has derived all information relating to the SPX, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, Standard & Poor’s Financial Services LLC (“S&P”).  S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the SPX at any time.

S&P publishes the SPX

The SPX is intended to provide an indication of the pattern of common stock price movement.  The calculation of the level of the SPX, discussed below in further detail, is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  S&P chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor’s Stock Guide Database, which S&P uses as an assumed model for the composition of the total market.  S&P may from time to time in its sole discretion, add companies to or delete companies from, the SPX to achieve these objectives.

Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.  Ten main industry groups comprise the SPX: Information Technology, Financials, Consumer Staples, Health Care, Energy, Industrials, Consumer Discretionary, Utilities, Materials and Telecommunication Services. Changes in the SPX are reported daily in the financial pages of many major newspapers, on Bloomberg Professional® service under the symbol “SPX” and on the S&P website.  Information contained in the S&P website is not incorporated by reference in, and should not be considered a part of, this document.

The SPX does not reflect the payment of dividends on the stocks included in the SPX and therefore the payment on the Notes will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until the Maturity Date.

Computation of the SPX

Prior to March 2005, the Market Value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock.  In March 2004, S&P announced that it would transition the SPX to float-adjusted market capitalization weights.  The transition began in March 2005 and was completed in September 2005.  S&P’s criteria for selecting stock for the SPX was not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX (i.e., its Market Value). Currently, S&P calculates the SPX based on the total float-adjusted market capitalization of each component stock, where each stock’s weight in the SPX is proportional to its float-adjusted Market Value.

Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares.  S&P defines three groups of shareholders whose holdings are subject to float adjustment:

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•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the U.S. or foreign countries; and

•
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float.  In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the index calculation.  Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

 For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by an Index divisor (the “Divisor”). For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

 As of the date of these Terms and Conditions, the SPX is also calculated using a base-weighted aggregate methodology: the level of the SPX reflects the total Market Value of all the component stocks relative to the SPX base period of 1941-43. The daily calculation of the SPX is computed by dividing the Market Value of the SPX component stocks by a Divisor, which is adjusted from time to time as discussed below.

 The simplest capitalization weighted index can be thought of as a portfolio consisting of all available shares of the stocks in the index. While this might track this portfolio’s value in dollar terms, it would probably yield an unwieldy number in the trillions. Therefore, the actual number used in the SPX is scaled to a more easily handled number, currently in the thousands, by dividing the portfolio Market Value by the Divisor.

Ongoing maintenance of the SPX includes monitoring and completing the adjustments for additions and deletions of the constituent companies, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Continuity in the level of the SPX is maintained by adjusting the Divisor for all changes in the SPX constituents’ share capital after the base period of 1941-43 with the level of the SPX as of the base period set at 10. Some corporate actions, such as stock splits and stock dividends do not require Divisor adjustments because following a stock split or stock dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the component stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

To prevent the level of the SPX from changing due to corporate actions, all corporate actions which affect the total Market Value of the SPX also require a Divisor adjustment. By adjusting the Divisor for the change in total Market Value, the level of the SPX remains constant. This helps maintain the level of the SPX as an accurate barometer of stock market performance and ensures that the movement of the SPX does not reflect the corporate actions of individual companies in the SPX.  All Divisor adjustments are made after the close of trading and after the calculation of the closing levels of the SPX.  As noted in the preceding  paragraph, some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the SPX and do not require Divisor adjustments.

The table below summarizes the types of SPX maintenance adjustments and indicates whether or not an  Divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment
Company added/deleted	Net change in market value determines Divisor adjustment.	Yes

Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back—share counts revised to reflect change.	Yes

Stock split	Share count revised to reflect new count. Divisor adjustment is not	No

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required since the share count and price changes are offsetting.

Spin-off	If spun-off company is not being added to the index, the divisor adjustment reflects the decline in Index Market Value (i.e., the value of the spun-off unit).	Yes

Spin-off	Spun-off company added to the SPX, no company removed from the SPX.	No

Spin-off	Spun-off company added to the SPX, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes

Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the SPX. The Divisor change reflects the change in market value caused by the change to an IWF.	Yes

Special dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in Index Market Value.	Yes

Rights offering
Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.
Yes

Each of the corporate events exemplified in the table requiring an adjustment to the Divisor has the effect of altering the Market Value of the component stock and consequently of altering the aggregate Market Value of the SPX component stocks (the “Post-Event Aggregate Market Value”). In order that the level of the SPX (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected component stock, a new Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value New Divisor	=	Pre-Event Index Value

New Divisor	=	Post-Event Aggregate Market Value Pre-Event Index Value

Another large part of the SPX maintenance process involves tracking the changes in the number of shares outstanding of each of the companies whose stocks are included in the SPX. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the SPX are updated as required by any changes in the number of shares outstanding and then the Index Divisor is adjusted accordingly. In addition, changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. Other changes of 5% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations or other recapitalizations) are made weekly, and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. If a 5% or more change causes a company’s IWF to change by 5 percentage points or more (for example from 0.80 to 0.85), the IWF will be updated at the same time as the share change, except IWF changes resulting from partial tender offers will be considered on a case-by-case basis. Changes to an IWF of less than 5 percentage points are implemented at the next IWF review, which occurs annually. In the case of certain rights issuances, in which the number of rights issued and/or terms of their exercise are deemed substantial, a price adjustment and share increase may be implemented immediately.

License Agreement with S&P

HSBC has entered into a nonexclusive license agreement providing for the license to it, in exchange for a fee, of the right to use indices owned and published by S&P in connection with some products, including the Notes.

The Notes are not sponsored, endorsed, sold or promoted by S&P or its third party licensors.  Neither S&P nor its third party licensors makes any representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the

FWP-10

advisability of investing in securities generally or in the Notes particularly or the ability of the SPX to track general stock market performance. S&P's and its third party licensor’s only relationship to HSBC USA Inc. is the licensing of certain trademarks and trade names of S&P and the third party licensors and of the SPX which is determined, composed and calculated by S&P or its third party licensors without regard to HSBC USA Inc. or the Notes. S&P and its third party licensors have no obligation to take the needs of HSBC USA Inc. or the owners of the Notes into consideration in determining, composing or calculating the SPX. Neither S&P nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

NEITHER STANDARD & POOR’S, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE SPX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  STANDARD & POOR’S, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. STANDARD & POOR’S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE SPX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL STANDARD & POOR’S, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

“Standard & Poor’s®”, “S&P®” and “S&P 500®” are trademarks of Standard and Poor’s and have been licensed for use by HSBC USA Inc.

Historical Performance of the SPX

The following graph sets forth the historical performance of the SPX based on the monthly historical closing levels from August 31, 2005 through August 31, 2010. The closing level for the SPX on August 31, 2010 was 1,049.33. We obtained the closing levels below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical levels of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the SPX closing level on the Final Valuation Date.

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SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes.  Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC for distribution to other registered broker dealers or will offer the Notes directly to investors.  HSBC Securities (USA) Inc. proposes to offer the Notes at the offering price set forth on the cover page of this free writing prospectus and will receive underwriting discounts and commissions of between 1.50% and 2.00%, or between $15.00 and $20.00, per $1,000 Principal Amount of Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid forward or other executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Notwithstanding any disclosure in the accompanying product supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin llp. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Sidley Austin llp, it is reasonable to treat the Notes as pre-paid forward or other executory contracts with respect to the Reference Asset. Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

For a discussion of certain of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying underlying supplement, product supplement, prospectus supplement and prospectus.  We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying underlying supplement, product supplement, prospectus supplement and prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  This free writing prospectus, the accompanying underlying supplement, product supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted.  You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying underlying supplement, product supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$    Best-Of Performance Notes
Linked to the SPX due October 4,
2012

September 1, 2010

FREE WRITING
PROSPECTUS

Free Writing Prospectus
General	FWP-2
Payment at Maturity	FWP-3
Investor Suitability	FWP-4
Risk Factors	FWP-4
Illustrative Examples	FWP-5
Description of the Reference Asset	FWP-8
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-10
Certain U.S. Federal Income Tax Considerations	FWP-10
Underlying Supplement No. 1
Risk Factors	US1-1
The S&P 500® Index	US1-4
The Russell 2000® Index	US1-6
The Dow Jones Industrial AverageSM	US1-9
The Hang Seng China Enterprises Index®	US1-11
The Hang Seng® Index	US1-13
The Korea Stock Price Index 200	US1-15
The MSCI Singapore IndexSM	US1-18
The MSCI Taiwan IndexSM	US1-22
The Dow Jones EURO STOXX 50® Index	US1-26
The PHLX Housing SectorSM Index	US1-29
The TOPIX® Index	US1-33
The NASDAQ-100 Index®	US1-36
S&P BRIC 40 Index	US1-40
The Nikkei 225 Index	US1-43
The FTSE™ 100 Index	US1-45
The MSCI EAFE® Index	US1-47
The MSCI Emerging Markets Index	US1-52
Other Components	US1-57
Additional Terms of the Notes	US1-57
Product Supplement
Notice to Investors	PS-1
Product Supplement Summary	PS-1
Risk Factors	PS-4
Pricing Supplement Overview	PS-7
Valuation of the Notes	PS-7
Hypothetical Examples	PS-10
Specific Terms of the Notes	PS-19
Certain U.S. Federal Income Tax Considerations	PS-24
Events of Default and Acceleration	PS-25
Information Regarding the Reference Asset and Reference Issuers	PS-25
Certain ERISA Considerations	PS-25
Validity of the Notes	PS-25
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-16
Description of Notes	S-16
Sponsors or Issuers and Reference Asset	S-37
Use of Proceeds and Hedging	S-37
Certain ERISA	S-38
Certain U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution	S-52
Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations
Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59